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Pricing Supplement dated May 3, 1999                             Rule #424(b)(3)
(To Prospectus dated May 3, 1999)                             File No. 333-74575


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                            ADVANTA INVESTMENT NOTES



                                                          Annual
                 Term              Interest Rate          Yield*
                 ----              -------------          ------
                3 month                6.77%              7.00%
                6 month                7.93%              8.25%
               12 month                8.39%              8.75%
               18 month                8.57%              8.95%
               24 month                8.62%              9.00%
               30 month                8.85%              9.25%
               48 month                9.08%              9.50%
               60 month                9.53%             10.00%


                           REDIRESERVE CERTIFICATES**

                                                          Annual
                 Tier              Interest Rate          Yield*
                 ----              -------------          ------
            $100 to $4,999             4.60%              4.71%
          $5,000 to $24,999            4.70%              4.81%
          $25,000 to $49,999           4.80%              4.92%
             $50,000 plus              4.90%              5.02%


                            Minimum Investment $5,000

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED MAY 3, 1999, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT DATED MAY 3, 1999. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL ENTITY.


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* The Annual Yield assumes all interest reinvested daily at the stated rate.

** The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of- the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                            FOR MORE INFORMATION CALL
                                 1-800-223-7074